QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Amphenol Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF 2006 ANNUAL MEETING and PROXY STATEMENT
CORPORATION
AMPHENOL CORPORATION 358 HALL AVENUE P.O. BOX 5030 WALLINGFORD, CONNECTICUT 06492-7530

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

TIME

11:00 a.m., Wednesday, May 24, 2006

PLACE

Corporate Headquarters
358 Hall Avenue
Wallingford, CT 06492

AGENDA

1.
To elect two directors for terms to expire at the 2009 Annual Meeting of Stockholders.

2.
To ratify the appointment of Deloitte & Touche LLP as independent accountants.

3.
To ratify and approve the Third Amended 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries.

4.
To transact such other business as may properly come before the meeting and any adjournments thereof.

By Order of the Board of Directors
Edward C. Wetmore
Secretary

April 24, 2006

—IMPORTANT—
PLEASE COMPLETE, DATE, SIGN AND RETURN
THE ACCOMPANYING PROXY WHETHER OR
NOT YOU PLAN TO ATTEND THE MEETING

PROXY STATEMENT

        This Proxy Statement (first mailed to stockholders on or about April 24, 2006) is furnished to the holders of the Class A Common Stock, par value $.001 per share ("Common Stock"), of Amphenol Corporation (the "Company" or "Amphenol") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held at the Company's Corporate Headquarters at 358 Hall Avenue, Wallingford, Connecticut 06492-7530 (telephone (203) 265-8900) at 11:00 a.m. on Wednesday, May 24, 2006 (the "Annual Meeting").

RECORD DATE

        The Board of Directors of the Company (the "Board") has fixed the close of business on March 27, 2006 as the Record Date for the 2006 Annual Meeting (the "Record Date"). Only stockholders of record at the Record Date are entitled to notice of and to vote at the Annual Meeting or at any adjournments thereof, in person or by proxy. At the Record Date, there were 89,475,369 shares of Common Stock outstanding.

PROXIES

        The proxy accompanying this Proxy Statement is solicited on behalf of the Board of Directors of the Company for use at the Annual Meeting and any adjournments thereof. Each holder of Common Stock is entitled to one vote for each share of such stock held at the Record Date. The holders in person or by proxy of a majority of the Common Stock entitled to be voted at the Annual Meeting shall constitute a quorum.

        Any proxy delivered pursuant to this solicitation is revocable at the option of the person(s) executing the same upon receipt by the Company, prior to the time the proxy is voted, of a duly executed instrument revoking it, or of a duly executed proxy bearing a later date, or in the case of death or incapacity of the person(s) executing the same, of written notice thereof, or by such person(s) voting in person at the Annual Meeting. Unless revoked, all proxies representing shares entitled to vote which are delivered pursuant to this solicitation will be voted at the Annual Meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification.

        An affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for the election of each Director. An affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for approval of any other items submitted to stockholders for their consideration. The inspectors of election for the Company with the assistance of the Company's transfer agent, Computershare, will tabulate the votes. Broker non-votes will be treated as votes cast for purposes of a quorum, but will not be counted as either voting for or against any proposal. Abstentions will be included in tabulations of the votes cast on proposals presented (other than the election of directors) in the same manner as votes cast against such proposals. Where a choice has not been specified on the proxy card, the proxy will be voted in accordance with the recommendations of your Board of Directors.

        Proxies will be solicited by mail, telephone or other means of communication. The Company's directors, officers and regular employees who are not specifically employed for proxy solicitation purposes and who will not receive any additional compensation may also solicit proxies. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

PRINCIPAL STOCKHOLDERS OF AMPHENOL

        Listed in the following table is the only stockholder known to Amphenol to be the beneficial owner of more than five percent of the Company's Common Stock as of March 27, 2006.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class at the Record Date
FMR Corp. 82 Devonshire Street Boston, MA 02109	13,331,623	(1)	14.9%

(1)
The Schedule 13G filed by such beneficial owner for the year ended December 31, 2005 indicates that it has sole voting power over 1,327,724 shares and sole dispositive power over all 13,331,623 shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        Set forth below is certain information with respect to beneficial ownership of the Company's Common Stock as of March 27, 2006 by each director, the named executive officers and by all directors and executive officers of the Company as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Gary A. Anderson	143,200	(3)	*
Ronald P. Badie	5,000	(1)(2)	*
Stanley L. Clark	5,667	(1)(2)	*
Timothy F. Cohane	309,000	(3)	*
Edward G. Jepsen	539,800	(3)(4)	*
Andrew E. Lietz	10,000	(1)(2)	*
Martin H. Loeffler	1,414,000	(3)	1.58%
John R. Lord	6,000	(1)(2)	*
Udo Naujoks	22,200	(3)	*
Diana G. Reardon	123,424	(3)	*
Dean H. Secord	5,000	(1)(2)	*
All executive officers and directors of the Company as a group (17 persons)	2,903,909		3.25%

*
Less than one percent.

(1)
The share ownership amounts for Messrs. Badie, Clark, Lietz, Lord and Secord reflected in this table do not include any shares of the Company's Common Stock which may be issued pursuant to the Amphenol Corporation Directors' Deferred Compensation Plan (the "Directors' Deferred Compensation Plan") described under the caption "Compensation of the Board" on page 11. Mr. Lietz was appointed to the Board of Directors on January 24, 2001 and the cumulative balance in his Directors' Deferred Compensation account as of April 3, 2006 is 7,303 unit shares. Mr. Secord was appointed to the Board of Directors on March 28, 2002 and the cumulative balance in his Directors' Deferred Compensation account as of April 3, 2006 is 5,502 unit shares. Mr. Badie was appointed to the Board of Directors on July 21, 2004 and the cumulative balance in his Directors' Deferred Compensation account as of April 3, 2006 is 1,985 unit shares. Mr. Clark was appointed to the Board of Directors on January 27, 2005 and the cumulative balance in his Directors' Deferred Compensation account as of April 3, 2006 is 1,423 unit shares. Mr. Lord, appointed to the Board of Directors on March 10, 2004, has elected not to participate in the Directors' Deferred Compensation Plan.

(2)
The share ownership amounts for Messrs. Badie, Clark, Lietz, Lord and Secord reflected in this table include 4,000, 2,667, 4,000, 4,000 and 4,000 shares, respectively, which are not presently owned by such individuals but would be issuable upon the exercise of stock options pursuant to the 2004 Stock

  Option Plan for Directors of Amphenol Corporation (the "Directors' Stock Option Plan") which are currently exercisable or are exercisable within 60 days of March 27, 2006.

(3)
Mr. Loeffler, Mr. Cohane, Ms. Reardon, Mr. Naujoks, Mr. Anderson, and Mr. Jepsen entered into management stockholder's agreements with Amphenol on May 19, 1997 and each were awarded 1,346,152, 923,076, 68,000, 96,000, 108,000 and 923,076 options, respectively, to acquire Amphenol shares under the 1997 Option Plan for Key Employees of Amphenol and Subsidiaries (the "1997 Option Plan"). Mr. Loeffler, Mr. Cohane, Ms. Reardon, Mr. Naujoks. Mr. Anderson and Mr. Jepsen also received additional option awards in 1998 and 1999 under the 1997 Option Plan. The significant transfer restrictions of the management stockholder's agreement on any shares acquired upon exercise of options awarded under the 1997 Option Plan expired on May 19, 2002. Pursuant to new management stockholder's agreements entered into under the 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries (the "2000 Option Plan"), Mr. Loeffler, Mr. Cohane, Ms. Reardon, Mr. Naujoks. Mr. Anderson and Mr. Jepsen received awards of 334,000, 234,000, 46,000, 60,000, 60,000 and 234,000 stock options, respectively, under the 2000 Option Plan. Mr. Loeffler, Mr. Cohane, Ms. Reardon, Mr. Naujoks. Mr. Anderson and Mr. Jepsen also received additional option awards under the 2000 Option Plan in 2001, 2002, 2003, 2004 and 2005. However, Mr. Jepsen did not receive an option award under the 2000 Option Plan in 2004. The transfer restrictions of the management stockholder's agreement were eliminated in September 2004 for any shares acquired upon exercise of options awarded under the Amended 2000 Option Plan. The share ownership amounts for Mr. Loeffler, Mr. Cohane, Ms. Reardon, Mr. Naujoks. Mr. Anderson and Mr. Jepsen reflected in this table include 1,394,000, 309,000, 123,424, 22,200, 143,200 and 539,800 shares, respectively, which are not presently owned by such individuals but which would be issuable upon the exercise of stock options which are currently exercisable or are exercisable within 60 days of March 27, 2006.

(4)
Edward G. Jepsen was appointed to the Company's Board of Directors on January 5, 2005. Mr. Jepsen resigned as Chief Financial Officer of the Company effective October 19, 2004 and as Executive Vice President of the Company effective December 31, 2004. He is currently Advisor to the Company (See Employment Agreements on page 23).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's executive officers and directors, and any persons who own more than 10% of the Company's Common Stock, file reports of initial ownership of the Company's Common Stock and subsequent changes in that ownership with the Securities and Exchange Commission ("SEC") and furnish the Company with copies of all forms they file pursuant to Section 16(a). As a practical matter, the Company seeks to assist its directors and officers by monitoring transactions and completing and filing reports on their behalf.

        Based upon a review of the filings with the SEC and written representations that no other reports were required, the Company believes that during fiscal year 2005 and as of the date of this Proxy Statement all Section 16(a) filing requirements were made in a timely manner with the following exception. Mr. Loeffler, Mr. Cohane, Ms. Reardon, Mr. Naujoks and Mr. Anderson were granted stock option awards effective April 12, 2005 and the required Form 4 for each individual was not filed until May 2, 2005.

PROPOSAL 1. ELECTION OF DIRECTORS

        The Amended and Restated Certificate of Incorporation and By-Laws of the Company provide for a Board consisting of three or more directors. Currently, the number of directors of the Company is seven. Directors of the Company are elected for terms of three years, with approximately one-third of the directors subject to election each year. Accordingly, action will be taken at the Annual Meeting for the election of two directors, Edward G. Jepsen and John R. Lord. Each of these directors will hold office for the three-year term ending in 2009 and until their respective successors are elected and qualified.

        It is intended that the proxies delivered pursuant to this solicitation will be voted in favor of the election of Messrs. Jepsen and Lord except in cases of proxies bearing contrary instructions. In the event that any of these nominees should become unavailable for election for any presently unforeseen reason, the person named in the proxy will have the right to use his/her discretion to vote for a substitute.

        The following information details offices held, other business directorships, the classes and terms of all directors and nominees. Beneficial ownership of equity securities of the directors and nominees is shown under the caption "Security Ownership of Certain Beneficial Owners" on page 3.

NOMINEE DIRECTORS FOR ELECTION IN 2006

Name, Age and Term as Director	Principal Occupation and Other Information
Edward G. Jepsen Age 62 A Director since January 2005
Member of the Pension Committee of the Company. Mr. Jepsen has been employed as a non-executive Advisor to the Company since January 2005. He was executive vice president of the Company from May 1989 through December 2004 and chief financial officer of the Company from May 1989 through October 2004. Mr. Jepsen also served as a director of the Company from 1989 through 1997. Mr. Jepsen currently serves as a Director and Chairman of the Audit and Finance Committee of Gerber Scientific, Inc., a Director and Chairman of the Audit Committee of TRC Companies, Inc. and a Director and Chairman of the Audit Committee of ITC Holdings Corp.
John R. Lord Age 62 A Director since March 2004
Chairman of the Compensation Committee and member of the Executive and Nominating/Corporate Governance Committees of the Company. Mr. Lord served as the non-executive chairman of Carrier Corporation from January 2000 through April 2006. Mr. Lord was president and chief executive officer of Carrier Corporation, a division of United Technologies Corp., from April 1995 until his retirement in January 2000. Mr. Lord is also a Director and member of the Audit and Compensation Committees of Gerber Scientific, Inc.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE
PROPOSED NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 2007

Name, Age and Term as Director	Principal Occupation and Other Information
Stanley L. Clark Age 62 A Director since January 2005
Chairman of the Pension Committee and member of the Audit Committee of the Company. Mr. Clark has been Chief Executive Officer and Trustee of Goodrich, LLC since 2001. He was chief executive officer of Simplex Time Recorder Company from 1998 to 2001 and director from 1996 to 2001, chief operating officer from 1996 to 1998 and group vice president from 1994 to 1996. Mr. Clark does not serve on the board of directors of any other public companies.
Andrew E. Lietz Age 67 A Director since January 2001
Chairman of the Nominating/Corporate Governance Committee and member of the Executive and Compensation Committees of the Company. Mr. Lietz has been Managing Director of Rye Capital Management, LLC since November 2000. He was president and chief executive officer of Hadco Corporation from 1995 until June 2000. Mr. Lietz is also a Director of Details Dynamic Inc., Omtool, Ltd. and Safeguard Scientifics, Inc.
Martin H. Loeffler Age 61 A Director since December 1987
Chairman of the Board of the Company since May 1997 and non-voting ex officio member of the Executive and Compensation Committees of the Company. Mr. Loeffler has been Chief Executive Officer of the Company since May 1996 and President of the Company since July 1987. Mr. Loeffler does not serve on the board of directors of any other public companies.

DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 2008

Name, Age and Term as Director	Principal Occupation and Other Information
Ronald P. Badie Age 63 A Director since July 2004
Chairman of the Executive Committee and member of the Audit and Pension Committees of the Company. Mr. Badie retired from Deutsche Bank in March 2002. At the time of his retirement, Mr. Badie was vice chairman of Deutsche Bank Securities. He also held several executive positions with its predecessor, Bankers Trust Company. Mr. Badie currently serves as a Director, Chairman of the Governance Committee and member of the Audit and Compensation Committees of Integrated Electrical Services, Inc. He also serves as a Director and member of the Audit Committee of Merisel, Inc. and as a Director and member of the Audit Committee of Nautilus Inc.
Dean H. Secord Age 70 A Director since March 2002
Chairman of the Audit Committee and member of the Compensation and Nominating/Corporate Governance Committees of the Company. Mr. Secord is currently actively employed as an independent business consultant. He served as an international audit partner of PricewaterhouseCoopers from July 1972 through July 2001. Mr. Secord does not serve on the board of directors of any other public companies.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Name and Age	Principal Occupation and Other Information
Gary A. Anderson Age 55
Senior Vice President and Group General Manager, Aerospace and Industrial Operations division of the Company since January 2004 and general manager of Aerospace Operations of the Company since October 1995. Mr. Anderson has been an employee of the Company since September 1974. He does not serve on the board of directors of any public companies.
Timothy F. Cohane Age 53
Executive Vice President of the Company since April 2005. He was senior vice president from 1994 through March 2005 and a vice president from 1991 through 1994. He has been Chief Executive Officer of Times Fiber Communications, Inc., a wholly-owned subsidiary of the Company ("Times Fiber"), since November 2002 and he was president of Times Fiber from 1994 through April 2005. He was a director of the Company from 1987 through 1997 and has been an employee of the Company since 1986. He does not serve on the board of directors of any public companies.
Jamie A. Fraser Age 43
Senior Vice President and Group General Manager, Interconnect Systems division of the Company since January 2004 and director of Amphenol Worldwide Interconnect Systems Operations since December 2002. Mr. Fraser was general manager of Amphenol Interconnect Products Corporation, a wholly-owned subsidiary of the Company, from December 1998 through December 2002. He was business unit manager of the Aerospace Products division of Amphenol Canada Corp., a wholly-owned subsidiary of the Company, from March 1996 through November 1998. He does not serve on the board of directors of any public companies.
Craig A. Lampo Age 36
Vice President and Controller of the Company since October 2004. He was treasurer from October 2004 through March 2006. Mr. Lampo was a senior audit manager with Deloitte & Touche LLP from May 2002 through August 2004. He was an employee of Arthur Andersen LLP from July 1993 through May 2002. He does not serve on the board of directors of any public companies.
Jerome F. Monteith Age 56
Vice President, Human Resources, of the Company since January 2004. He was director of human resources of the Company from January 1997 through December 2003. Mr. Monteith was also an employee of the Aerospace Operations division of the Company from 1974 through 1994. He does not serve on the board of directors of any public companies.

Udo Naujoks Age 55
Vice President and Group General Manager, Amphenol-Tuchel Electronics division of the Company, since January 2004. He has been General Manager of Amphenol-Tuchel since 1993. Mr. Naujoks has been an employee of the Company since May 1978. He does not serve on the board of directors of any public companies.
R. Adam Norwitt Age 36
Vice President and Group General Manager, Worldwide RF and Microwave Products division of the Company since January 2004 and General Manager of Worldwide RF and Microwave Products since November 2003. He was director interconnect systems operations, Asia from 2002 through 2003, general manager of Amphenol East Asia Electronic Technology (Shenzhen) Ltd. from 2001 through 2003 and business development manager, Asia, from 2000 through 2003. He does not serve on the board of directors of any public companies.
Diana G. Reardon Age 46
Senior Vice President and Chief Financial Officer of the Company since October 2004. She was vice president of the Company from January 2004 through October 2004, controller of the Company from 1994 through October 2004 and treasurer of the Company from 1992 through October 2004. Ms. Reardon has been an employee of the Company since 1988. She does not serve on the board of directors of any public companies.
Luc Walter Age 47
Senior Vice President and Group General Manager, European Military and Aerospace Operations division of the Company since January 2004. He was director European military & aerospace operations from October 2000 through December 2003 and director advanced programs from January 1996 through September 2000. Mr. Walter has been an employee of the Company since 1984. He does not serve on the board of directors of any public companies.
Edward C. Wetmore Age 49
Vice President of the Company since January 2004 and Secretary and General Counsel of the Company since 1987. Mr. Wetmore has been an employee of the Company since 1986. He does not serve on the board of directors of any public companies.

THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD

Governance Principles.

        Amphenol Corporation's Corporate Governance Principles meet or exceed the Listing Standards of the New York Stock Exchange (the "NYSE Listing Standards"), including guidelines for determining director independence and reporting concerns to non-employee directors and the Audit Committee of the Board of Directors. The Company's most current Governance Principles, its Code of Business Conduct and Ethics and the Charters of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee of the Board of Directors are published on the Company's website at www.amphenol.com which are reviewed and revised, if revision is deemed necessary or appropriate, at least annually.

Director Independence.

        The Board has adopted the definition of "independent director" set forth in the NYSE Listing Standards to assist it in making determinations of independence. The Board has determined that all of the directors are independent of the Company and its management with the exception of Messrs. Loeffler and Jepsen, each of whom is considered an inside director because of his employment with the Company.

Board of Directors and Committees.

        The Board currently consists of seven directors. Mr. Lietz is the Board's presiding director. The Board has five standing committees: the Audit Committee, the Compensation Committee, the Executive Committee, the Pension Committee and the Nominating/Corporate Governance Committee. The Board has determined that all voting members of the Audit, Compensation and Nominating/Corporate Governance Committees are independent and satisfy the relevant Securities Exchange Commission and the New York Stock Exchange independence requirements for the members of such Committees.

        Audit Committee.    The Audit Committee's principal duties include (1) the selection of independent auditors; (2) reviewing the plan of audit and the results of the audit including the audit report and the management letter; (3) consulting periodically with the Company's independent auditors with regard to the adequacy of internal controls; (4) approving permissible non-audit services to be provided to the Company by the independent auditor; (5) reviewing the Company's internal system of audit, financial and disclosure controls; and (6) overseeing financial reporting activities including quarterly and annual reports and press releases. See also "Report of the Audit Committee" on page 13. The members of the Audit Committee are Ronald P. Badie, Stanley L. Clark and Dean H. Secord (Chairman).

        Compensation Committee.    The Compensation Committee approves compensation guidelines, reviews the role and performance of executive officers and key management personnel, approves the base compensation, bonus and stock option awards for the Chief Executive Officer and reviews and approves the Chief Executive Officer's recommendations for base compensation and increases in base compensation, bonus targets and allocations and stock option awards for the other executive officers and key management employees of the Company and its affiliates. See also the "Compensation Committee Report on Executive Compensation" on page 16. The members of the Compensation Committee are Andrew E. Lietz, John R. Lord (Chairman) and Dean H. Secord. Martin H. Loeffler serves as a non-voting ex officio member of the Compensation Committee.

        Executive Committee.    The Executive Committee is empowered to exercise the powers and authority of the full Board in the management of the business and affairs of the Company, subject at all times to the supervision and control of the Board. The Board has granted the Executive Committee the broadest authority permitted by Delaware General Corporation Law. The Executive Committee meets as necessary and all actions of the Committee are reported at the next meeting of the Board. The members of the Executive Committee are Ronald P. Badie (Chairman), Andrew E. Lietz and John R. Lord. Martin H. Loeffler serves as a non-voting ex officio member of the Executive Committee.

        Pension Committee.    The Pension Committee administers the Company's pension plan and consults with the Chief Financial Officer and the Treasurer of the Company and, as deemed necessary and appropriate, actuarial consultants and other advisors and the trustee and investment managers of the assets of the Company's pension plans. The members of the Pension Committee are Ronald P. Badie, Stanley L. Clark (Chairman) and Edward G. Jepsen.

        Nominating/Corporate Governance Committee.    The Nominating/Corporate Governance Committee's principal duties include (1) assisting the Board in identifying individuals qualified to become directors; (2) selecting, or recommending that the Board select, the candidates for all directorships to be filled by the Board or by the stockholders; and (3) developing and recommending to the Board a set of corporate governance principles applicable to the Company. The members of the Nominating/Corporate Governance Committee are Andrew E. Lietz (Chairman), John R. Lord and Dean H. Secord.

        The Nominating/Corporate Governance Committee shall actively seek individuals qualified to become board members for recommendation to the Board. The Board believes that an important component of the Board is diversity including background, skills, experience, expertise, gender, race and culture.

        The Nominating/Corporate Governance Committee will consider candidates for Board membership suggested by its members and other Board members, as well as by management and stockholders. A stockholder may recommend any person for consideration as a nominee for director by writing to the Nominating/Corporate Governance Committee of the Board of Directors, c/o Secretary, Amphenol Corporation, 358 Hall Avenue, Wallingford, CT 06492. Recommendations must be received by December 26, 2006 to be considered for the 2007 Annual Meeting of Stockholders, and must comply with the requirements in the Company's bylaws. Recommendations must include the name and address of the stockholder making the recommendation, a representation that the stockholder is a holder of record of Common Stock, biographical information about the individual recommended and any other information the stockholder believes would be helpful to the Nominating/Corporate Governance Committee in evaluating the individual recommended.

        Once the Nominating/Corporate Governance Committee has identified a candidate, the committee will evaluate the candidate based upon the following principles:

  •
  character, judgment, personal and professional ethics, integrity, values and familiarity with national and international issues affecting business;

  •
  depth of experience, skills and knowledge complementary to the Board and the Company's business;

  •
  willingness to devote sufficient time to carry out the duties and responsibilities effectively.

        The Nominating/Corporate Governance Committee will also consider such other relevant factors as it deems appropriate. The Committee will make a recommendation to the full Board as to any persons it believes should be nominated by the Board, and the Board will determine the nominees after considering the recommendation and report of the Committee. The procedures for considering candidates recommended by a stockholder for Board membership will be no different than the procedures for candidates recommended by members of the Nominating/Corporate Governance Committee, other members of the Board or management.

Meetings of the Board.

        During 2005 there were five meetings and four actions by unanimous written consent of the Board, seven meetings and one action by unanimous written consent of the Audit Committee, one meeting and five actions by unanimous written consent of the Compensation Committee and one action by unanimous written consent of the Nominating/Corporate Governance Committee. The Executive and Pension Committees met informally from time to time on an as-needed basis and acted on eight and two matters, respectively, by unanimous written consent. All directors attended all meetings of the Board and the Committees on which they served in 2005 except Mr. Lord who was unable to attend two Board meetings.

        Non-Management directors of the Company meet in executive session as necessary and following the conclusion of each Meeting of the Board and each Committee Meeting. Such private meetings are presided over by the presiding director or by the Chairman of the Committee or by the non-management director who requests the opportunity to meet in executive session. Parties interested in communicating with non-management directors individually or as a group may do so in writing c/o General Counsel, Amphenol Corporation, 358 Hall Avenue, Wallingford, CT 06492. All communications will be promptly forwarded to the presiding director or to the individual non-management director to whom the inquiry is addressed or to all non-management directors of the Company for their review and consideration, except that the Board has instructed the General Counsel not to forward solicitations, bulk mail or communications that address improper or irrelevant topics or requests for general information.

Compensation of the Board.

Name	Annual Compensation	Committee Chairman Compensation	Total
Ronald P. Badie	$45,000	$3,000	$48,000
Stanley L. Clark	45,000	3,000	48,000
Andrew L. Lietz	45,000	3,000	48,000
John R. Lord	45,000	3,000	48,000
Dean H. Secord	45,000	5,000	50,000

        On January 28, 2004 the Board of Directors approved an increase in the retainer fee to non-employee directors from $30,000 to $45,000 per year. In addition, the Audit Committee Chairman receives an additional $5,000 per year and the other Committee Chairpersons receive an additional $3,000 per year. During 1997 the Company adopted the Directors' Deferred Compensation Plan. The Directors' Deferred Compensation Plan allows each director to elect to defer payment of their fees to a future date with the ultimate payment in cash or stock of the Company subject to the prior election of each director. Messrs. Badie, Clark, Lietz and Secord have elected deferral of fees and the payment of fees in stock. Mr. Lietz was appointed to the Board on January 24, 2001 and the cumulative account balance in his Directors' stock account as of April 3, 2006 is 7,303 unit shares. Mr. Secord was appointed to the Board on March 28, 2002 and the cumulative account balance in his Directors' stock account as of April 3, 2006 is 5,502 unit shares. Mr. Badie was appointed to the Board on July 21, 2004 and the cumulative account balance in his Directors' stock account as of April 3, 2006 is 1,985 unit shares. Mr. Clark was appointed to the Board on January 27, 2005 and the cumulative account balance in his Directors' stock account as of April 3, 2006 is 1,423 unit shares. None of the shares credited to any Directors' account are currently issued or outstanding. Mr. Lord was appointed to the Board on March 10, 2004 and he has elected not to participate in the Directors' Deferred Compensation Plan. He has received fees of $48,000 for services rendered as a member of the Board during 2005.

        During 2004, the Board authorized and the stockholders of the Company approved, the Directors' Stock Option Plan. Each non-employee Director will receive an annual award of 4,000 stock options at fair market value on the first business day following the day of each annual meeting of the stockholders of the Company. The options will vest ratably over 3 years and there will be no additional restrictions on transfer or sale. Messrs. Lietz, Lord and Secord each received 4,000 stock options on May 27, 2004 with an exercise price of $32.36. Mr. Badie, who was appointed to the Board on July 21, 2004, received 4,000 stock options with an exercise price of $29.68. Mr. Clark, who was appointed to the Board on January 27, 2005, received 4,000 stock options with an exercise price of $38.47. Messrs. Badie, Clark, Lietz, Lord and Secord each received 4,000 stock options on May 26, 2005 with an exercise price of $41.92. As of April 3, 2006, Messrs. Badie, Clark, Lietz, Lord and Secord each have 1,333 options vested pursuant to the Directors' Stock Option Plan.

Stockholder Communications with the Board.

        Stockholders interested in communicating with the presiding director, the chair of the Nominating/Corporate Governance Committee, the non-employee directors or the Audit Committee may do so in writing c/o General Counsel, Amphenol Corporation, 358 Hall Avenue, Wallingford, CT 06492. All communications will be promptly forwarded to the appropriate directors for their review, except that the Board has instructed the General Counsel not to forward solicitations, bulk mail or communications that address improper or irrelevant topics or requests for general information.

Board Member Attendance at Annual Meeting of Stockholders.

        The Company does not require members of the Board to attend the Annual Meeting of Stockholders. The only Board member who attended the 2005 Annual Meeting of Stockholders was Mr. Loeffler, Chairman of the Board, President and Chief Executive Officer.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee ("Committee") consists of three directors who are independent directors as defined under the listing standards of the New York Stock Exchange. The Board of Directors has determined that all current members of the Committee are financially literate and that Mr. Secord is an audit committee financial expert as defined by the applicable rules of the SEC and the listing standards of the New York Stock Exchange. The Committee has undertaken a review of its charter, practices and procedures in order to assure continuing compliance with the provisions of the Sarbanes-Oxley Act of 2002 and related regulatory initiatives. Following that review, the Committee approved certain limited changes to its Charter and to its policies and practices. A copy of the revised Audit Committee Charter is included as Annex A to this Proxy Statement and is available on the Company's website at www.amphenol.com by clicking on "Company", then "Corporate Governance".

        The Audit Committee reports as follows:

  1.
  The Audit Committee has reviewed and discussed the Company's audited financial statements with Company management, which has primary responsibility for establishing and maintaining adequate internal financial controls, preparing the Company's financial statements and for the Company's public reporting process, and with Deloitte & Touche LLP, the Company's independent accountants for 2005, which is responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles and on management's and its own assessment of internal controls related to financial reporting.

  2.
  The Audit Committee has discussed with Deloitte & Touche LLP those matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

  3.
  The Audit Committee has received written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and they have discussed with Deloitte & Touche LLP that firm's independence.

  4.
  Based on the Committee's discussions with management and Deloitte & Touche LLP, the Committee's review of the representations of management and the report disclosures, and letter from Deloitte & Touche LLP to the Committee, the Committee has recommended to the Board and the Company that the audited consolidated financial statements and report(s) on internal controls related to financial reporting of the Company be included in its Annual Report on Form 10-K for the year ended December 31, 2005. The Committee has also approved the retention of Deloitte & Touche LLP as independent accountants of the Company for fiscal year 2006.

Audit Committee Ronald P. Badie Stanley L. Clark Dean H. Secord, Chairman

Audit and Non-Audit Fees

        Fees billed to the Company by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, for services rendered in 2005 and 2004 were as follows:

Type of Fees(1)	2005	2004
	($ in Thousands)
Audit Fees	$2,937	$2,827
Audit-Related Fees	716	181
Tax Fees	289	189
All Other Fees	0	0

Total	$3,942	$3,197

        Deloitte & Touche LLP did not perform any work or receive any fees for financial information systems design and implementation for the Company in 2005 and 2004.

(1)
Audit-Related Fees include fees primarily for merger and acquisition due diligence work. Tax Fees primarily consist of state and local and international tax consultations. The Audit Committee considered, in reliance on management and the independent auditor, whether the provision of these services is compatible with maintaining the independence of Deloitte & Touche LLP.

Pre-Approval of Auditor Services

        The Audit Committee has adopted and implemented approval policies and procedures related to the provision of permissible audit, tax and other non-audit services by the Company's independent auditors. Under these procedures the Audit Committee has pre-approved the use of the independent auditor for specific types of services, including merger and acquisition due diligence and audit services, tax services, internal control reviews and reviews of employee benefit plans where the estimated cost of such services is not expected to exceed $25,000 on a project-by-project basis. Such engagements to provide pre-approved permissible services are reported to the Audit Committee on a quarterly basis. Any permitted services by Deloitte where the estimated cost of such services is expected to exceed $25,000 for any given engagement must be pre-approved by the Audit Committee to ensure compatibility with maintaining the auditor's independence.

PROPOSAL 2. SELECTION OF INDEPENDENT ACCOUNTANTS

        The Audit Committee of the Board of Directors has considered the performance and qualifications of Deloitte & Touche LLP and has selected Deloitte & Touche LLP to act as independent accountants to examine the financial statements of the Company for the current fiscal year, and a proposal to ratify this selection will be submitted to the Annual Meeting. Deloitte & Touche LLP has acted as accountants for the Company since June 1997, and management believes it desirable and in the best interests of the Company to continue the employment of that firm. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

        If the foregoing proposal is not approved by the holders of a majority of the shares represented at the Annual Meeting and voting on the proposal, or if Deloitte & Touche LLP shall decline to act or otherwise become incapable of acting, or if its employment is otherwise discontinued by the Audit Committee of the Board of Directors, then in any such case the Audit Committee of Board of Directors will appoint other independent accountants whose employment for any period subsequent to the 2006 Annual Meeting will be subject to ratification by the stockholders at the 2007 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF
THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT ACCOUNTANTS

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Composition and Purpose

        The Compensation Committee of the Board of Directors is responsible for the compensation programs affecting the executive officers and key management employees of the Company and its subsidiaries including base compensation, changes in base compensation, target bonuses, bonus payments and stock option awards. The Committee is currently composed of three directors who are not officers or employees of the Company. Martin H. Loeffler, the Company's Chief Executive Officer, serves as a non-voting ex officio member of the Committee. The activities and actions of the Committee are subject to the review of the full Board. All actions of the Compensation Committee are reported at the subsequent meeting of the Board.

        The Committee's specific responsibilities continue to include:

  •
  Review, at least annually, the overall compensation philosophy and guidelines for all executive officers and key management employees of the Company and its subsidiaries.

  •
  Review, at least annually, the goals and the performance of the Company's Chief Executive Officer and approve, as deemed necessary and appropriate, any changes in the level of his base compensation and bonus target. Approve any option awards to the Company's Chief Executive Officer.

  •
  Review and approve, as required, recommendations from the Company's Chief Executive Officer related to base compensation, bonus targets, bonus pool, bonus allocations, stock option awards and related matters for other executive officers, key management employees and prospective senior management employees of the Company and its subsidiaries.

Compensation Policies and Practices

        Philosophy.    The Committee's objective will continue to be the development, refinement and implementation of a complete compensation program that will serve to attract, retain and stimulate motivated senior executive and key management employees. The Committee also continues to recognize its responsibilities and obligations to the stockholders of the Company. The stock option programs summarized below are intended to maintain the alignment of the interests of the Company's senior executive and key management employees with the interests of the Company's stockholders and encourage decision making geared to continually increasing stockholder value. The Committee also recognizes its continuing responsibilities and obligations to other employees of the Company and its subsidiaries.

        Base Compensation.    The performance, salary and bonus targets of each executive officer and each senior management employee of the Company whose base compensation is at least $200,000 shall be reviewed annually by the Committee. In establishing general compensation policies and in reviewing and assessing the appropriateness of base compensation levels and increases in base compensation levels, the Committee considers the recommendations of the Company's Chief Executive Officer and available information on similarly situated individuals in comparable companies. In the course of its reviews the Committee also considers the historical, current and forecasted performance of the Company and the contributions or expected contributions of each employee to those results.

        Bonus Plan.    Executive officers and key management employees participate in the Company's executive bonus plan, the parameters of which are defined in The 2004 Amphenol Executive Incentive

Plan (the "Executive Incentive Plan") approved by the stockholders of the Company at the 2004 Annual Meeting and are eligible to receive bonus compensation payments pursuant to the 2006 Management Incentive Plan (the "2006 Bonus Plan") approved by the Compensation Committee. Bonus payments under the 2006 Bonus Plan are contingent upon the Company's achievement and/or each individual operation's achievement of targeted levels of revenue, operating cash flow, operating income and certain additional performance criteria. Annual bonus targets based upon a percentage of average base compensation are established at the beginning of each year. Target bonuses for participants in the 2006 Bonus Plan range from 10% to 80% of average base salary. Discretionary payments are also considered when specific objectives are identified, undertaken and achieved.

        Stock Option Plans.    Stock options are granted at fair market value and vest in equal annual installments over a five year period. Stock options have been awarded annually to executive officers and other key management employees. All stock option awardees must enter into Management Stockholder's Agreements with the Company which set forth the terms and conditions and limitations applicable to any shares purchased pursuant to options granted under the 1997 Option Plan and its amendments or the 2000 Option Plan and its amendments (collectively, "Stock Option Plans"). In determining a stock option award, the Committee will consider the current value of the Company's Common Stock, an individual's base compensation, the amount of stock options, if any, previously awarded to an individual, an individual's past and expected future contributions to the Company's financial performance and an individual's responsibilities for assisting the Company in achieving its long-term strategic goals. The Committee believes that the five year prorata vesting periods for option awards help retain executive officers and other key management employees.

CEO Compensation

        During 2005, the Company continued to outperform its peer group and the industry, in general. In 2005, the Company achieved new records for sales, earnings per share and cash flow. Mr. Loeffler, as Chairman, President and Chief Executive Officer of the Company, continues to play a vital role in the operation, growth and success of the Company and in maintaining and enhancing stockholder value.

        Mr. Loeffler's base salary for 2006 has been increased by 3.6% from $1,004,000 to $1,040,000. His bonus payout pursuant to the 2005 Management Incentive Plan was $808,220 representing approximately 80% of his 2005 base salary. His target bonus payment pursuant to the 2006 Management Incentive Plan has been increased from 70% to 80% of his 2006 base salary. During 2005, Mr. Loeffler was awarded 200,000 options pursuant to the 2000 Option Plan with an exercise price of $36.79.

        Mr. Loeffler's 2006 base salary and 2006 bonus target were established based upon the Compensation Committee's review and consideration of Mr. Loeffler's personal performance and the review and consideration of available information on compensation of chief executive officers of other companies in the interconnect industry and other companies of comparable size with comparable performance. The Committee believes that the option awards Mr. Loeffler has received will continue to closely align Mr. Loeffler's interests with the Company's stockholders.

Section 162(m) of the Internal Revenue Code

        In 1993, Congress created a new Internal Revenue Code subsection 162(m) which could have the effect of limiting the deductibility of compensation paid to each of the Company's five highest paid executive officers to no more than $1 million per year. However, certain performance-based compensation is not subject to such limitation. The Executive Incentive Plan is a performance-based bonus plan and currently qualifies for such performance-based deductibility exception. The Committee and the Company do not believe that this legislation will have any material effect on the financial condition of the Company for the foreseeable future.

Compensation Committee Andrew E. Lietz John R. Lord (Chairman) Dean H. Secord

Compensation Committee Interlocks and Insider Participation

        During 2005, Messrs. Lietz, Lord and Secord served on the Compensation Committee. Mr. Loeffler, the Company's Chief Executive Officer, serves as a non-voting ex officio member of the Committee. Mr. Loeffler and Mr. Jepsen are the only officers or employees of the Company who served on the Company's Board of Directors during 2005. Mr. Loeffler does not serve on the Board of Directors of any other company.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary Compensation Table

        The following table provides certain summary information concerning the compensation provided by the Company during 2003, 2004 and 2005 to the Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "named executive officers") as of December 31, 2005. Mr. Naujoks is employed by Amphenol-Tuchel Electronics GmbH and he is compensated in Euros. Mr. Loeffler, Mr. Cohane, Ms. Reardon and Mr. Anderson are employed by Amphenol Corporation and are compensated in U.S. Dollars. The Company does not have a restricted stock awards plan or a long-term incentive plan.

Long-Term Compensation
		Annual Compensation					Awards			Payouts
Name and Principal Position	Year	Salary ($)		Bonus ($)		Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options/SARs (#)		LTIP Payouts($)	All Other(13) Compensation ($)
M.H. Loeffler Chairman, President & CEO	2005 2004 2003	1,004,000 970,000 937,000		808,220 1,018,500 674,640	(4) (5) (6)	0 0 0	0 0 0	200,000 200,000 250,000	(10) (11) (12)	0 0 0	15,507 14,969 9,412
T.F. Cohane Executive Vice President	2005 2004 2003	421,000 406,500 392,500		217,868 201,218 109,900	(4) (5) (6)	0 0 0	0 0 0	50,000 22,500 30,000	(10) (11) (12)	0 0 0	2,186 2,106 2,029
D.G. Reardon Senior Vice President & CFO	2005 2004 2003	400,278 273,000 262,500		217,350 191,380 75,937	(4) (5) (6)	0 0 0	0 0 0	50,000 50,000 24,000	(10) (11) (12)	0 0 0	1,410 969 548
G. A. Anderson Senior Vice President	2005 2004 2003	370,004 335,000 302,508		191,477 226,128 84,701	(4) (5) (6)	0 0 0	0 0 0	35,000 31,500 30,000	(10) (11) (12)	0 0 0	3,561 1,711 1,532
Udo Naujoks Vice President	2005 2004 2003	365,441 349,620 305,856	(1) (2) (3)	117,179 161,573 95,097	(4)(7) (5)(8) (6)(9)	0 0 0	0 0 0	26,000 20,000 13,000	(10) (11) (12)	0 0 0	23,129 22,857 18,524

(1)
Based on Average 2005 Exchange Rate of 1.2447 U.S. Dollars per 1.0 Euro.

(2)
Based on Average 2004 Exchange Rate of 1.2442 U.S. Dollars per 1.0 Euro.

(3)
Based on Average 2003 Exchange Rate of 1.1328 U.S. Dollars per 1.0 Euro.

(4)
2005 Bonus was paid in January 2006.

(5)
2004 Bonus was paid in January 2005.

(6)
2003 Bonus was paid in January 2004.

(7)
Based on January 2006 Exchange Rate of 1.2135 U.S. Dollars per 1.0 Euro.

(8)
Based on January 2005 Exchange Rate of 1.3068 U.S. Dollars per 1.0 Euro.

(9)
Based on January 2004 Exchange Rate of 1.2579 U.S. Dollars per 1.0 Euro.

(10)
On April 12, 2005 Mr. Loeffler, Mr. Cohane, Ms. Reardon, Mr. Naujoks and Mr. Anderson were awarded 200,000, 50,000, 50,000, 26,000 and 35,000 stock options, respectively. All stock options were awarded pursuant to the Amended Option Plan with an exercise price of $36.79 per share.

(11)
On April 16, 2004 Mr. Loeffler, Mr. Cohane, Ms. Reardon, Mr. Naujoks and Mr. Anderson were awarded 200,000, 22,500, 30,000 20,000 and 31,500 stock options, respectively. All such stock options were awarded pursuant to the Amended 2000 Option Plan with an exercise price of $30.15 per share. On October 19, 2004 Ms. Reardon was awarded an additional 20,000 stock options with an exercise price of $33.55 per share. Mr. Jepsen did not receive an award in 2004.

(12)
On April 15, 2003 Mr. Loeffler, Mr. Cohane, Ms. Reardon, Mr. Naujoks and Mr. Anderson were awarded 250,000, 30,000, 24,000, 13,000 and 30,000 stock options, respectively. All such stock options were awarded pursuant to the Amended 2000 Option Plan with an exercise price of $20.09 per share.

(13)
Includes imputed compensation for Group Term Life Insurance net of employee payments for Mr. Loeffler, Mr. Cohane, Ms. Reardon and Mr. Anderson. Includes automobile lease payments stated at Average 2005, 2004 and 2003 Exchange Rates for Mr. Naujoks.

Option/SAR Grants In Last Fiscal Year

        The following table provides information regarding option grants to the named executive officers during 2005. During the last fiscal year, the Company did not grant any SARs nor did it reprice any options.

Option Grants in Last Fiscal Year

	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year 2005(2)			Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Options Term(3)
Name			Exercise or Base Price ($/sh)	Expiration Date
					5%($)	10%($)
M.H. Loeffler	200,000	19.4%	$36.79	4/12/2015	$4,628,000	$11,726,000
T.F. Cohane	50,000	4.9%	36.79	4/12/2015	1,157,000	2,931,500
D.G. Reardon	50,000	4.9%	36.79	4/12/2015	1,157,000	2,931,500
G.A. Anderson	35,000	3.4%	36.79	4/12/2015	809,000	2,052,050
U. Naujoks	26,000	2.5%	36.79	4/12/2015	601,640	1,524,380

(1)
The Company has reserved 8,000,000 shares of Common Stock for issuance pursuant to the Amended 2000 Option Plan, of which 739,660 shares, including options previously awarded and forfeited are available for awards as of April 3, 2006. Subject to stockholder approval of the Third Amended 2000 Option Plan, the Company will have reserved a total of 12,000,000 shares of Common Stock for issuance pursuant to the Third Amended 2000 Option Plan of which, as of April 3, 2006, 4,739,660 shares would be available for future option awards. (See Proposal 3. on page 28).

(2)
Percentages indicated are based on a total of 1,030,400 options granted to 171 employees of the Company and its subsidiaries during 2005.

(3)
The potential realizable values reflected in these columns result from calculations which assume a current Common Stock value of $36.79 and 5% and 10% growth rates over a 10-year period and are not intended to forecast future prices of the Common Stock of the Company. On April 3, 2006 the market value per share of Common Stock was $51.84 (determined by reference to the closing price listed on the New York Stock Exchange, Inc. Composite Tape).

Aggregated Option/SAR Exercises In Last Fiscal Year and FY-End Option/SAR Values

        The following table provides information concerning the exercise of stock options during 2005 by the named executive officers and the value of unexercised options at December 30, 2005.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY End (#) Exercisable/ Unexercisable	Value of Unexercised In-The-Money Options at FY End ($) Exercisable/ Unexercisable(1)
M.H. Loeffler	304,570	$10,506,904	1,164,000/670,000	$28,752,020/$11,006,300
T.F. Cohane	118,000	2,952,170	268,500/118,000	5,499,615/ 1,788,380
D.G. Reardon	0	0	94,624/117,200	1,951,325/ 1,521,884
G.A. Anderson	0	0	130,300/ 95,000	2,938,573/ 1,432,890
U. Naujoks	92,784	1,557,255	4,000/ 59,400	56,440/ 827,290

(1)
Based on the closing price listed on the New York Stock Exchange, Inc. Composite Tape on December 30, 2005 of $44.26.

COMPARISON OF TOTAL DAILY COMPOUNDED RETURN AMONG
AMPHENOL CORPORATION, S&P 500 INDEX AND PEER GROUP COMPOSITE

        The following graph compares the performance of Amphenol over a period of five years ending December 31, 2005 with the performance of the Standard & Poor's 500 Stock Index and the average performance of a composite group consisting of peer corporations on a line-of-business basis. The Company is excluded from this group. The corporations comprising the composite group are CommScope, Inc., Hubbell Incorporated, Methode Electronics Inc., Molex Inc., and Thomas & Betts Corporation. Total Daily Compounded Return indices reflect reinvested dividends and are weighted on a market capitalization basis at the time of each reported data point.

Cumulative Total Return
Annually: 12/31/00 to 12/31/05

The data points for the graph are as follows:

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Amphenol	100%	123%	97%	163%	188%	226%
Composite	100%	108%	92%	127%	141%	140%
S&P 500	100%	87%	67%	84%	92%	95%

Employment Agreements

        Pursuant to an employment letter agreement with the Company dated July 28, 1987, Mr. Loeffler is guaranteed a minimum annual bonus of $30,000. Under this agreement, Mr. Loeffler is entitled, upon termination of his employment with the Company, to 18 months severance pay, which includes base salary plus any bonus; upon involuntary termination, Mr. Loeffler is also entitled to relocation expenses to the country of his origin, provided that he requests this benefit within six months after his last day of employment with the Company. Each of the named executive officers is a party to management stockholder's agreements with the Company which contemplate, among other things, that a terminated employee will be paid an additional fifty percent of base salary following his/her termination, at the Company's discretion, for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company.

        Pursuant to an employment letter agreement with the Company, Edward G. Jepsen, a director and former executive vice president and chief financial officer of the Company, became Advisor to the Company effective January 1, 2005 with an annual salary of $200,000. The letter agreement also provides that for as long as he continues as Advisor, he will be awarded 4,000 stock options annually pursuant to the Amended 2000 Option Plan or a subsequent plan. Mr. Jepsen is no longer an executive officer of the Company and he does not participate in the management incentive plan.

Pension Information

        Merger of Pension Plans.    Prior to 1998, the Company and its domestic subsidiaries maintained eight separate defined benefit pension plans covering substantially all U.S. employees. Effective December 31, 1997, these pension plans were merged into the Pension Plan for Employees of Amphenol Corporation (the "Plan"). The prior formulas for calculating pension benefits for employees from different operations were retained in different sections of the Plan. All executive officers of the Company except Mr. Naujoks participate in and their pension benefits are calculated under either the Amphenol Plan Section, the LPL Plan Section or the Sidney Plan Section of the Plan.

        General Provisions of the Plan.    The Plan provides for annual pensions to certain salaried employees, including executive officers, who complete five years of service with the Company. The normal retirement date under the Amphenol Plan Section is the first day of the month following a participant's 65th birthday. A participant may also retire as of the first day of any month subsequent to the participant's 55th birthday and completion of ten years of service, however, a participant's normal retirement benefit is reduced for early retirement. Retirement benefits are paid in the form of a life annuity (joint and survivor annuity for married participants).

        Section 415 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), currently limits the maximum annual benefit which may be paid to any employee from a tax-qualified plan to $170,000 in 2005 and $175,000 in 2006. Section 401(a)(17) of the Internal Revenue Code currently limits the amount of compensation taken into account under a tax-qualified plan to $210,000 in 2005 and $220,000 in 2006. These limitations are subject to future adjustment. The Company has also adopted a Supplemental Employee Retirement Plan ("SERP") which formally provides for the payment of the portion of an annual pension which cannot be paid from the Plan as a result of the Internal Revenue Code limitations described above. Final average pensionable compensation under the SERP, however, is limited to $500,000.

        Details About the Amphenol Plan Section.    The Company is required to make all contributions necessary to provide benefits payable under the Amphenol Plan Section of the Plan. No participant contributions are required or permitted.

        Retirement benefits are calculated based on final average pensionable compensation which under the Amphenol Plan Section is defined as the participant's highest average annual total compensation from the Company and its affiliates, excluding bonuses, during any five consecutive years of service with the Company or its affiliates during the ten calendar years of service preceding the participant's termination of employment. The annual normal retirement benefit for a participant is equal to the greater of: (i) 1.1% of the participant's average final pensionable compensation multiplied by the participant's years of credited service or (ii) 1.8% of the participant's average final pensionable compensation multiplied by the participant's years of credited service not in excess of 25 (1% for years in excess of 25) reduced by 2% of the participant's estimated annual social security benefit multiplied by the participant's years of credited service not in excess of 30.

        The following table sets forth the estimated annual benefits under the Amphenol Plan Section payable on retirement for specified earnings and years of participation categories assuming retirement at age 65.

	Estimated Annual Pension Payable by the Company under the Amphenol Plan Section at Normal Retirement Based on Years of Participation Indicated
Final Average Pensionable Compensation
	5 Years	10 Years	15 Years	20 Years	25 Years	30 Years
$150,000	$13,500	$27,000	$40,500	$54,000	$67,500	$75,000
200,000	18,000	36,000	54,000	72,000	90,000	100,000
250,000	22,500	45,000	67,500	90,000	112,500	125,000
300,000	27,000	54,000	81,000	108,000	135,000	150,000
350,000	31,500	63,000	94,500	126,000	157,500	175,000
400,000	36,000	72,000	108,000	144,000	180,000	200,000
450,000	40,500	81,000	121,500	162,000	202,500	225,000
500,000 and above	45,000	90,000	135,000	180,000	225,000	250,000

        The above benefits are computed on a straight life annuity basis and do not take into account any reduction for joint and survivor payments or social security offsets.

        In 2005, Mr. Loeffler was the only named executive officer in the Amphenol Plan Section. As of December 31, 2005, Mr. Loeffler has 32 years of credited service in the Amphenol Plan Section, and his average pensionable compensation as of December 31, 2005 amounts to $500,000. Messrs. Anderson, Cohane, Naujoks and Ms. Reardon do not participate in the Amphenol Plan Section.

        Details About the LPL Plan Section.    Prior to January 1, 2000 participants in the LPL Plan Section of the Plan were required to make contributions to the Plan. Since January 1, 2000 no participant contributions are required or permitted.

        Retirement benefits are calculated based on final average pensionable compensation, which under the LPL Plan Section is defined as the participant's highest average annual total compensation from the Company and its affiliates, including bonuses, during any five consecutive years of service with the Company or its affiliates during the ten years of service preceding the participant's termination of employment. The annual normal retirement benefit for a participant in the LPL Plan Section is equal to 2% of the participant's final average final pensionable compensation multiplied by the participant's years of credited service not in excess of 25 less 2% of the participant's estimated annual social security benefit multiplied by the participant's years of credited service not in excess of 25.

        The following table sets forth the estimated annual benefits under the LPL Plan Section payable on retirement for specified earnings and years of participation categories assuming retirement at age 65.

	Estimated Annual Pension Payable by the Company under the LPL Plan Section at Normal Retirement Based on Years of Participation Indicated
Final Average Pensionable Compensation
	5 Years	10 Years	15 Years	20 Years	25 Years	30 Years
$150,000	$15,000	$30,000	$45,000	$60,000	$75,000	$75,000
200,000	20,000	40,000	60,000	80,000	100,000	100,000
250,000	25,000	50,000	75,000	100,000	125,000	125,000
300,000	30,000	60,000	90,000	120,000	150,000	150,000
350,000	35,000	70,000	105,000	140,000	175,000	175,000
400,000	40,000	80,000	120,000	160,000	200,000	200,000
450,000	45,000	90,000	135,000	180,000	225,000	225,000
500,000 and above	50,000	100,000	150,000	200,000	250,000	250,000

        The above benefits are computed on a straight life annuity basis and do not take into account any reduction for joint and survivor payments or social security offsets.

        In 2005, Mr. Cohane and Ms. Reardon were the only named executive officers in the LPL Plan Section. As of December 31, 2005, Mr. Cohane has 19 years of credited service in the LPL Plan Section, and his average pensionable compensation as of December 31, 2005 amounts to $474,198. Ms. Reardon has 17 years of credited service in the LPL Plan Section, and her average pensionable compensation as of December 31, 2005 amounts to $333,607. Messrs. Anderson, Loeffler and Naujoks do not participate in the LPL Plan Section.

        Details About the Sidney Plan Section.    The Company is required to make all contributions necessary to provide benefits payable under the Sidney Plan Section of the Plan. No participant contributions are required or permitted.

        Retirement benefits are calculated based on final average pensionable compensation, which under the Sidney Plan Section is defined as the participant's highest average annual total compensation from the Company and its affiliates, including bonuses, during any 60 consecutive months of service with the Company or its affiliates during the 120 calendar months of service preceding the participant's termination of employment. The annual normal retirement benefit for a participant in the Sidney Plan Section is equal to the greater of: (i) 2% of the participant's final average pensionable compensation multiplied by the participant's years of credited service not in excess of 25 (plus 0.5% of the participant's final average pensionable compensation multiplied by the participant's years of credited service in excess of 25) reduced by 2% of the participant's estimated annual social security benefit multiplied by the participant's years of credited service not in excess of 25, or (ii.) 0.75% of the participant's final average pensionable compensation plus $8.00, all multiplied by the participant's years of credited service not in excess of 30.

        The following table sets forth the estimated annual benefits under the Sidney Plan Section payable on retirement for specified earnings and years of participation categories assuming retirement at age 65.

	Estimated Annual Pension Payable by the Company under the Sidney Plan Section at Normal Retirement Based on Years of Participation Indicated
Final Average Pensionable Compensation
	5 Years	10 Years	15 Years	20 Years	25 Years	30 Years
$150,000	$15,000	$30,000	$45,000	$60,000	$75,000	$78,750
200,000	20,000	40,000	60,000	80,000	100,000	105,000
250,000	25,000	50,000	75,000	100,000	125,000	131,250
300,000	30,000	60,000	90,000	120,000	150,000	157,500
350,000	35,000	70,000	105,000	140,000	175,000	183,750
400,000	40,000	80,000	120,000	160,000	200,000	210,000
450,000	45,000	90,000	135,000	180,000	225,000	236,250
500,000 and above	50,000	100,000	150,000	200,000	250,000	262,500

        The above benefits are computed on a straight life annuity basis and do not take into account any reduction for joint and survivor payments or social security offsets.

        In 2005, Mr. Anderson was the only named executive officer in the Sidney Plan Section. As of December 31, 2005, Mr. Anderson has 31 years of credited service in the Sidney Plan Section, and his average pensionable compensation as of December 31, 2005 amounts to $392,494. Messrs. Cohane, Loeffler, Naujoks and Ms. Reardon do not participate in the Sidney Plan Section.

        Details About the Tuchel Plan.    Amphenol-Tuchel Electronics GmbH, a wholly-owned subsidiary of the Company ("Tuchel"), maintains the Pension Plan for Employees of Amphenol-Tuchel Electronics GmbH (the "Tuchel Plan") for all Tuchel employees who have attained age of 25 and who have completed 2 years of service. The normal retirement age under the Tuchel Plan is 65. If both Tuchel and the employee agree, a participant may elect early retirement under the Tuchel Plan before age 65 with calculated reductions in benefit. The normal retirement benefit for a participant in the Tuchel Plan is equal to 0.5% of "Pensionable Pay" up to the German social security ceiling and 1.25% of Pensionable Pay in excess of the German social security ceiling. Pensionable Pay is defined as a participant's average monthly gross pay during his/her entire period of employment with Tuchel. For those employees of Tuchel who were employed by Tuchel effective December 31, 1995 it is the participant's average monthly gross pay during the 36 months preceding the participant's termination of employment. A participant's normal retirement benefit is actuarially reduced for early retirement. A participant vests in his/her pension benefit after completion of 5 years of participation in the Tuchel Plan and attainment of age 30.

        The following table sets forth the estimated annual benefits under the Tuchel Plan payable on retirement for specified earnings and years of participation categories assuming retirement at age 65.

	Estimated Annual Pension Payable by the Company under the Tuchel Plan at Normal Retirement Based on Years of Participation Indicated(1)
Final Average Pensionable Compensation
	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years
$150,000	$13,207	$19,810	$26,413	$33,017	$39,620	$46,224	$52,827
175,000	16,332	24,498	32,663	40,829	48,995	57,161	65,327
200,000	19,457	29,185	38,913	48,642	58,370	68,099	77,827
225,000	22,582	33,873	45,163	56,454	67,745	79,036	90,327
250,000	25,707	38,560	51,413	64,267	77,120	89,974	102,827
275,000	28,832	43,248	57,663	72,079	86,495	100,911	115,327
300,000	31,957	47,935	63,913	79,892	95,870	111,849	127,827
325,000	35,082	52,623	70,163	87,704	105,245	122,786	140,327
350,000	38,207	57,310	76,413	95,517	114,620	133,724	152,827
375,000	41,332	61,998	82,663	103,329	123,995	144,661	165,327

(1)
All dollar amounts stated with reference to the Tuchel Plan are converted from Euro at a rate of 0.84427 Euro per U.S. Dollar, the rate quoted as of December 31, 2005.

        The above benefits are computed on a straight life annuity basis and do not take into account any reduction for joint and survivor payments or social security offsets.

        In 2005, Mr. Naujoks was the only named executive officer in the Tuchel Plan. As of December 31, 2005, Mr. Naujoks has 27 years of credited service in the Tuchel Plan, and his average pensionable compensation as of December 31, 2005 amounts to $336,504. Messrs. Anderson, Cohane, Loeffler and Ms. Reardon do not participate in the Tuchel Plan.

The Amended 1997 Option Plan for Key Employees of Amphenol and Subsidiaries

        The Company's stock option plans are intended to help attract and retain outstanding personnel and to promote a closer identity of interests between key employees of the Company and its stockholders. In May 1997, the Board of Directors authorized and approved The 1997 Stock Option Plan for Key Employees of Amphenol and Subsidiaries (the "1997 Option Plan"). Only nonqualified stock options as defined in Section 422 of the Internal Revenue Code (the "Code") were granted under the Amended 1997 Option Plan.

        In January 1998, the Board of Directors authorized and approved The Amended 1997 Option Plan for Key Employees of Amphenol and Subsidiaries (the "First Amended 1997 Option Plan") which increased the number of shares of Common Stock to be reserved for issuance under the 1997 Option Plan from 4,800,000 to 7,000,000 shares.

        In January 2003, the Board of Directors authorized and approved the Second Amended 1997 Option Plan for Key Employees of Amphenol and Subsidiaries (the "Amended 1997 Option Plan)" which decreased the number of shares of Common Stock to be reserved for issuance under the First Amended 1997 Option Plan from 7,000,000 to 5,652,000 shares.

        Employees to whom options were granted under the 1997 Option Plan and its amendments were required to enter into a management stockholder's agreement with the Company which, among other things, (a) restricted the transfer of shares acquired upon the exercise of any awards until after May 2002,

(b) provided each optionholder with the right to resell option shares to the Company upon death, or under certain circumstances, disability of such optionholder and (c) provided the Company with the right to purchase all of an optionholder's option shares at varying prices depending upon the applicable circumstances if (i) such optionholder's employment with the Company is terminated, including, without limitation, as a result of the optionholder's death, disability or retirement; provided however, employment by the Company continued for at least three years from the date of grant, (ii) the optionholder effects an unpermitted transfer of option shares or (iii) the option shares become subject to a transfer pursuant to a call event, provided that in such event the right to purchase shall be only as to the number of option shares subject to the transfer resulting in the call event. The options vest in 20% annual increments over a period of five years from the date of grant.

        The Amended 1997 Option Plan will continue to be administered by the Compensation Committee of the Board of Directors until it terminates in May 2007. No options have been awarded under the Amended 1997 Option Plan since February 2000 and the Compensation Committee does not expect that any additional grants under the Amended 1997 Option Plan will be made.

        On April 3, 2006 the market value per share of Common Stock was $51.84 (determined by reference to the closing price listed on New York Stock Exchange, Inc. Composite Tape) and, of the 5,652,000 shares of Common Stock previously reserved for issuance pursuant to the Amended 1997 Option Plan, 7,770 shares have not been awarded. The exercise prices of the 561,355 options outstanding under the 1997 Option Plan and its amendments as of April 3, 2006 range from $6.50 to $9.5469.

PROPOSAL 3. RATIFY AND APPROVE THE THIRD AMENDED 2000 STOCK PURCHASE AND OPTION PLAN FOR KEY EMPLOYEES OF AMPHENOL AND SUBSIDIARIES

        In June 2000, the Board authorized the 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries (the "2000 Option Plan"). The 2000 Option Plan is also used to help attract and retain outstanding personnel and to promote a closer identity of interests between key employees of the Company and its stockholders. The terms of the 2000 Option Plan are similar to the terms of the 1997 Amended Option Plan with the exception that shares acquired upon the exercise of any awards made pursuant to the 2000 Option Plan were generally nontransferable by any means prior to June 5, 2005.

        In January 2003, the Board authorized and approved the Amended 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries (the "First Amended 2000 Option Plan") which increased the number of shares of Common Stock to be reserved for issuance under the 2000 Option Plan from 3,600,000 to 8,000,000 shares. The First Amended 2000 Option Plan also increased the number of options that may be granted to any one participant in the First Amended 2000 Option Plan from not more than 1,000,000 to not more than 2,000,000 options. The First Amended 2000 Option Plan was approved by stockholders at the 2003 Annual Meeting.

        In April 2004, the Board authorized and approved the Second Amended 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries (the "Second Amended 2000 Option Plan") which amended the 2000 Option Plan to provide that no options could be granted under the 2000 Option Plan at less than the fair market value of the Company's Common Stock on the date of such grant, to eliminate the ability to grant any restricted stock awards, stock appreciation rights, dividend equivalent rights, performance units, performance shares or any other stock-based grants, other than non-qualified options under the 2000 Option Plan and to require stockholder approval of any further material amendments to the 2000 Option Plan. The Second Amended 2000 Option Plan did not require stockholder approval.

        In January 2006, the Board, subject to stockholder approval at the 2006 Annual Meeting, authorized and approved the Third Amended 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries which would increase the number of shares of Common Stock to be reserved for issuance under the Amended 2000 Option Plan from 8,000,000 to 12,000,000 shares (the "Third Amended 2000 Option Plan"). The Third Amended 2000 Option Plan would also increase the number of options that may be granted to any one participant in the Third Amended 2000 Option Plan from not more than 2,000,000 to not more than 3,000,000 options. Unless terminated earlier by the Board, the Third Amended 2000 Option Plan will terminate in June 2010. All other terms of the Third Amended 2000 Option Plan are the same as the Second Amended 2000 Option Plan. A copy of the Third Amended 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries is attached hereto as ANNEX B to this Proxy Statement.

        The Third Amended 2000 Option Plan is administered by the Compensation Committee of the Board. The Compensation Committee will consider recommendations of the Chief Executive Officer and other senior management employees of the Company and determine those employees of Amphenol and its subsidiaries who will be eligible to receive additional options, the number and the terms and conditions of each option grant, the form of the option agreement and any conditions on the exercise of an option award.

        Employees to whom options were granted under the 2000 Option Plan and the First Amended 2000 Option Plan and the Second Amended 2000 Option Plan were required to enter into management stockholder's agreements with the Company. In September 2004 the transfer restrictions of the management stockholder's agreements were eliminated for any shares acquired upon exercise of options awarded. The management stockholder's agreements provide each optionholder with the right to resell option shares to the Company upon death, or under certain circumstances, disability of such optionholder and provide the Company with the right to purchase all of an optionholder's option shares at varying prices depending upon the applicable circumstances. Options awarded under the Third Amended 2000 Option Plan will vest in 20% annual increments over a period of five years from the date of grant with certain exceptions including without limitation, in the case of the termination of the optionholder's employment with the Company or retirement at age 65. Employees to whom options are granted under the Third Amended 2000 Option Plan will be required to enter into management stockholder's agreements with the Company.

        A total of 1,025,400 options were granted in April 2005 at an exercise price of $36.79 to the named executive officers and other key employees of the Company. In addition, 5,000 options were granted in August 2005 at an exercise price of $43.90. Of the current 8,000,000 shares of Common Stock reserved for issuance pursuant to the Second Amended 2000 Option Plan, 739,660 shares are available for future grants as of April 3, 2006. The Compensation Committee does not presently intend to make any further awards under the Second Amended 2000 Option Plan pending the stockholder vote on the proposed Third Amended 2000 Option Plan at the Annual Meeting.

        On April 3, 2006 the market value per share of Common Stock was $51.84 (determined by reference to the closing price listed on the New York Stock Exchange, Inc. Composite Tape). The exercise prices of the 2,583,249 options outstanding as of April 3, 2006 under the 2000 Option Plan and its amendments range from $18.55 to $43.90.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION AND APPROVAL OF THE THIRD AMENDED 2000 OPTION PLAN

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Merger and Related Matters.    Pursuant to the Merger Agreement with NXS Acquisition Corp. ("NXS"), a wholly-owned subsidiary of a limited partnership organized at the direction of KKR Associates 1996 L.P. ("KKR"), on May 19, 1997 NXS merged with and into Amphenol, which became the surviving corporation (the "Merger"). As a result of the Merger, KKR became a 75% majority stockholder of the Company.

        Management Stockholder's Agreements.    Upon consummation of the Merger, the Company entered into substantially identical management stockholder's agreements with each of Mr. Loeffler, Mr. Cohane, Ms. Reardon, Mr. Naujoks, Mr. Anderson and Mr. Jepsen and each received an option grant under the 1997 Option Plan. Significant transfer restrictions under such management stockholder's agreements expired on May 19, 2002 and Mr. Loeffler, Mr. Cohane, Ms. Reardon, Mr. Naujoks, Mr. Anderson and Mr. Jepsen are free to exercise and sell any previously unexercised options received under the 1997 Option Plan and its amendments.

        On June 6, 2000 the Company entered into additional management stockholder's agreements with each of Mr. Loeffler, Mr. Cohane, Ms. Reardon, Mr. Naujoks, Mr. Anderson and Mr. Jepsen. In return for this commitment, Mr. Loeffler, Mr. Cohane, Ms. Reardon, Mr. Naujoks, Mr. Anderson and Mr. Jepsen received awards of 334,000, 234,000, 46,000, 60,000, 60,000 and 234,000 stock options, respectively, under the Amended 2000 Option Plan. Shares subject to these new management stockholder's agreements were generally not transferable by any means prior to June 5, 2005. The transfer restrictions of the management stockholder's agreement were eliminated in September 2004 for any shares acquired upon exercise of options awarded under the Amended 2000 Option Plan. The other terms and conditions of the new management stockholder's agreements are substantially the same as the agreements pursuant to which stock options were granted under the Amended 1997 Option Plan.

STOCKHOLDER PROPOSALS

        Any stockholder desiring to include a proposal in the Company's 2007 Proxy Statement must submit such proposal to the Company. Such proposals must be received by the Company no later than the close of business on December 26, 2006. If mailed, proposals should be sent by Certified Mail—Return Receipt Requested to the attention of the Secretary of the Company, 358 Hall Avenue, P.O. Box 5030, Wallingford, Connecticut 06492-7530.

        Under the current rules of the Securities and Exchange Commission, a stockholder submitting a proposal is required to be a record or beneficial owner of at least 1% or $2,000 in market value of the Company's Common Stock and to have held such stock for at least one year prior to the date of submission of the proposal, and he or she must continue to own such securities through the date on which the meeting is held.

        The Company's By-laws require that the Company should have received written notice of any proposals which stockholders intended to present at the 2006 Annual Meeting (other than those submitted for inclusion in the Company's proxy material pursuant to Rule 14a-8 of the Exchange Act), not less than 60 and no more than 90 days prior to the meeting. Accordingly, any such notice should have been received by the Company no earlier than February 24, 2006 and no later than March 26, 2006.

GENERAL AND OTHER MATTERS

        At the date of this Proxy Statement, the Company knows of no business that will be brought before the 2006 Annual Meeting of Stockholders other than the matters set forth above. However, if any further business properly comes before the Annual Meeting or any adjournments thereof, the persons named as proxies in the accompanying proxy will vote them in accordance with their discretion and judgment on such matters.

        The expense of preparing, printing and mailing this Proxy Statement will be paid by the Company. Proxies may be solicited personally or by telephone by officers and employees of the Company without additional compensation.

        The Company has herewith and/or heretofore provided each stockholder whose proxy is being solicited hereby, a copy of the Company's 2005 Annual Report, including financial statements. Written requests for additional copies should be directed to: Treasurer, Amphenol Corporation, 358 Hall Avenue, P.O. Box 5030, Wallingford, Connecticut 06492-7530. The Company's 2005 Annual Report, including financial statements, is also available from the Company's website at www.amphenol.com.

PLEASE DATE AND SIGN THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED REPLY ENVELOPE ON WHICH NO POSTAGE NEED BE AFFIXED IF MAILED
IN THE UNITED STATES.

By Order of the Board of Directors,
Edward C. Wetmore
Secretary

April 24, 2006

ANNEX A

AMPHENOL CORPORATION
AUDIT COMMITTEE CHARTER

I.    PURPOSE

        The Audit Committee shall provide assistance to the Board of Directors in its oversight of:

  (i)
  The quality and integrity of the Company's financial statements and its internal controls over financial reporting;

  (ii)
  The Company's compliance with legal and regulatory requirements;

  (iii)
  The qualifications, independence and performance of the independent auditor;

  (iv)
  The audits of the Company and its subsidiaries; and

  (v)
  The performance of the Company's internal audit function.

II.  STRUCTURE AND OPERATIONS

  Composition and Qualifications

        The Committee shall consist of a minimum of three members, each of whom is determined by the Board to be "independent" under the rules of the New York Stock Exchange. All members of the Committee shall have sufficient financial experience and ability to discharge their responsibilities, and at least one member of the Committee shall be an "audit committee financial expert" as defined by the SEC.

  Compensation

        No member of the Committee shall receive compensation other than fees and regular benefits for service as a director of the Company, including reasonable compensation for serving on the Committee.

  Appointment and Removal

        The members of the Committee shall be appointed by the Board and may be removed, with or without cause, by the Board at its discretion.

III. MEETINGS

        The Committee shall meet with the independent auditors and senior management at least twice a year to review the scope of the annual audit, the audit plan and audit results and to review and discuss such other matters as the Committee, in consultation with senior management and the Company, deems to be necessary and appropriate. The Committee shall also meet with the independent auditors and senior management on a quarterly basis to review the Company's quarterly earnings press releases and financial statements related thereto. At all meetings the Committee shall meet privately with the independent auditors and separately in executive session. The Committee shall meet more frequently as circumstances dictate. Members of the Committee shall periodically meet separately with senior management, including employees responsible for the internal audit function, financial reporting, taxes and information technology and the independent auditors of the Company.

IV.   RESPONSIBILITIES AND DUTIES

        The Committee shall carry out its responsibilities and duties delegated to it by the Board from time to time. The Committee shall perform its functions as required by applicable laws, rules and regulations including, without limitation, the Sarbanes-Oxley Act and the rules and regulations of the SEC, the New York Stock Exchange and the Public Company Accounting Oversight Board. In the performance of its duties, the Committee shall have the authority to retain and authorize payment of outside legal, accounting and/or other advisors.

  Documents/Reports Review

1.
The Committee shall review with management and the independent auditors reports on the evaluation of the Company's internal controls for financial reporting and, prior to public dissemination, the Company's annual audited financial statements and quarterly financial statements to be included in the Company's Form 10-K and 10-Q filings and the related disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

2.
The Committee shall review with management and the independent auditors, prior to public dissemination, the Company's earnings press releases, including supporting financial information and shall review any financial information and earnings guidance to be provided to analysts and rating agencies not previously included in earnings press releases or otherwise disclosed to the Committee or the full Board of Directors of the Company. The Committee's review of earnings press releases shall specifically include, as necessary, review of the use of any "pro-forma" or "adjusted" non-GAAP information.

  Independent Auditors

3.
The Committee shall retain, subject to stockholder approval, evaluate and replace, if deemed necessary, the independent auditors. The Committee shall approve all audit engagement fees and terms. The Committee shall also pre-approve all permissible tax and other non-audit services, including fees and terms for such permissible tax and other non-audit services.

4.
The Committee shall review, at least annually, the qualifications, performance and independence of the independent auditors. In conducting its review, the Committee shall:

a.
Take into account the opinions of senior management and the personnel responsible for the internal controls function of the Company;

b.
Review a report by the independent auditors describing: (i) the firm's internal quality-control procedures; (ii) any material issues raised by the internal quality control review or peer review of the independent auditor within the five preceding years, or by any inquiry or investigation by governmental or professional authorities, and any steps taken by the independent auditors to deal with any such issues; and (iii) all relationships between the independent auditors and the Company and any other relationships that may affect the auditors' independence;

c.
Ensure the rotation of the lead audit partner at least every five (5) years as well as the rotation of other partners as required.

5.
The Committee shall review and approve the proposed scope of the annual audit of the Company's financial statements, any material changes in the actual scope of the audit and the evaluation of the Company's internal controls for financial reporting.

  Internal Audit Function

6.
The Committee shall review with the Chief Financial Officer and/or such others as the Committee deems appropriate, the Company's internal system of audit and financial controls, the results of internal audits and procedures for maintaining the adequacy and effectiveness of internal controls.

  Financial Reporting Process and Accounting Principles

7.
The Committee shall review with senior management and the independent auditors, at least annually, the integrity of the Company's financial reporting processes, both internal and external, and the selection and quality of the Company's accounting principles.

8.
The Committee shall review with the independent auditors and senior management the effect of regulatory and accounting initiatives, as well as any off-balance sheet structures, on the financial statements of the Company.

9.
The Committee shall review with the independent auditors (i) any audit problems or other difficulties encountered by the auditors in the course of the audit process, and (ii) management's responses to such matters. The Committee shall also review with the independent auditors (i) any accounting adjustments that were noted or proposed by the auditors but were determined by management to be immaterial, (ii) all material alternative treatments of financial information within GAAP that have been discussed with management, the ramifications of the use of such alternative disclosure and treatments and the treatment preferred by the independent auditors, (iii) reports on the evaluation of the Company's internal controls for financial reporting and (iv) any "management" or "internal control" letter issued by the independent auditors to the Company.

  Legal Compliance / General

10.
The Committee shall discuss with senior management and the independent auditors the Company's guidelines and policies with respect to risk assessment and risk management, including steps taken by management to monitor and mitigate any known risk.

11.
The Committee shall set clear hiring policies for employees or former employees of the Company's independent auditors.

12.
The Committee shall establish procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

  Reports

13.
The Committee shall prepare a Report on an annual basis for inclusion in the Company's Proxy Statement.

V.     ANNUAL PERFORMANCE EVALUATION

        The Committee shall report its recommendations to the Board as necessary and appropriate. The Committee shall provide the Board with an annual performance self-evaluation. The Committee shall conduct an annual review of the adequacy of this Charter and recommend any proposed changes to the Board for approval.

ANNEX B

THE THIRD AMENDED 2000 STOCK PURCHASE AND OPTION PLAN
FOR KEY EMPLOYEES OF
AMPHENOL AND SUBSIDIARIES

1.    Purpose of Plan

        The Amended 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries (the "Plan") is designed:

          (a)   to promote the long term financial interests and growth of Amphenol Corporation (the "Corporation") and its subsidiaries by attracting and retaining management personnel with the training, experience and ability to enable them to make a substantial contribution to the success of the Corporation's business;

          (b)   to motivate management personnel by means of growth-related incentives to achieve long range goals; and

          (c)   to further the alignment of interests of participants with those of the stockholders of the Corporation through opportunities for increased stock, or stock-based, ownership in the Corporation.

2.    Definitions

        As used in the Plan, the following words shall have the following meanings:

          (a)   "Board of Directors" means the Board of Directors of the Corporation.

          (b)   "Code" means the Internal Revenue Code of 1986, as amended.

          (c)   "Committee" means the Compensation Committee of the Board of Directors.

          (d)   "Common Stock" or "Share" means Class A Common Stock of the Corporation which may be authorized but unissued, or issued and reacquired.

          (e)   "Employee" means a person, including an officer, in the regular full-time employment of the Corporation or one of its Subsidiaries who, in the opinion of the Committee, is, or is expected to be, primarily responsible for the management, growth or protection of some part or all of the business of the Corporation.

          (f)    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (g)   "Fair Market Value" means such value of a Share as reported for stock exchange transactions and/or determined in accordance with any applicable resolutions or regulations of the Committee in effect at the relevant time.

          (h)   "Grant" means an award made to a Participant pursuant to the Plan and described in Paragraph 5, including, without limitation, an award of a Non-Qualified Stock Option or Purchase Stock or a combination thereof. A "Grant" does not include an award of stock appreciation rights, dividend equivalent rights, restricted stock, performance units, performance shares or any other stock-based grants.

          (i)    "Grant Agreement" means an agreement between the Company and a Participant that sets forth the terms, conditions and limitations applicable to a Grant.

          (j)    "Management Stockholder's Agreement" means an agreement between the Corporation and a Participant that sets forth the terms and conditions and limitations applicable to any Shares purchased pursuant to this Plan.

          (k)   "Option" means an option to purchase shares of the Common Stock which will not be an "incentive stock option" (within the meaning of Section 422 of the Code).

          (l)    "Participant" means an Employee, or other person having a unique relationship with the Corporation or one of its Subsidiaries, to whom one or more Grants have been made and such Grants have not all been forfeited or terminated under the Plan; provided, however, that a non-employee director of the Corporation or one of its Subsidiaries may not be a Participant.

          (m)  "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Corporation if each of the corporations, or group of commonly controlled corporations, other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3.    Administration of Plan

        (a)   The Plan shall be administered by the Committee. None of the members of the Committee shall be eligible to be selected for Grants under the Plan, or have been so eligible for selection within one year prior thereto; provided, however, that the members of the Committee shall qualify to administer the Plan for purposes of Rule 16b-3 (and any other applicable rule) promulgated under Section 16(b) of the Exchange Act to the extent that the Corporation is subject to such rule. The Committee may adopt its own rules of procedure, and action of a majority of the members of the Committee taken at a meeting, or action taken without a meeting by unanimous written consent, shall constitute action by the Committee. The Committee shall have the power and authority to administer, construe and interpret the Plan, to make rules for carrying it out and to make changes in such rules. Any such interpretations, rules and administration shall be consistent with the basic purposes of the Plan.

        (b)   The Committee may delegate to the Chief Executive Officer and to other senior officers of the Corporation its duties under the Plan subject to such conditions and limitations as the Committee shall prescribe except that only the Committee may designate and make Grants to Participants who are subject to Section 16 of the Exchange Act.

        (c)   The Committee may employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Corporation, and the officers and directors of the Corporation shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants, the Corporation and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or Grants, and all members of the Committee shall be fully protected by the Corporation with respect to any such action, determination or interpretation.

4.    Eligibility

        The Committee may from time to time make Grants under the Plan to such Employees, or other persons having a unique relationship with Corporation or any of its Subsidiaries, and in such form and having such terms, conditions and limitations as the Committee may determine. No Grants may be made under this Plan to non-employee directors of the Corporation or any of its Subsidiaries. The terms, conditions and limitations of each Grant under the Plan shall be set forth in an Grant Agreement, in a form approved by the Committee, consistent, however, with the terms of the Plan and, if applicable, the Management Stockholder's Agreement.

5.    Grants

        From time to time, the Committee will determine the forms and amounts of Grants for Participants which grants may only include Non-Qualified Stock Options and/or Purchase Stock as set forth below. Such Grants may take the following forms in the Committee's sole discretion:

          (a)   Non-Qualified Stock Options—These are options to purchase Common Stock which are not designated by the Committee as incentive stock options. At the time of the Grant the Committee shall determine, and shall include in the Grant Agreement or other Plan rules, the option exercise period, the option price, and such other conditions or restrictions on the grant or exercise of the option as the Committee deems appropriate, which may include the requirement that the grant of options is predicated on the acquisition of Purchase Shares under Paragraph 5(b) by the Optionee. In addition to other restrictions contained in the Plan, an option granted under this Paragraph 5(a): (i) may not be exercised more than 10 years after the date it is granted and (ii) may not have an option exercise price less than the closing price of the Common Stock as reported by the New York Stock Exchange on the date the option is granted. Payment of the option price shall be made in cash or in shares of Common Stock, or a combination thereof, in accordance with the terms of the Plan, the Grant Agreement and of any applicable guidelines of the Committee in effect at the time.

          (b)   Purchase Stock—Purchase Stock refers to shares of Common Stock offered to a Participant at such price as determined by the Committee, the acquisition of which will make him eligible to receive under the Plan, including, but not limited to, Non-Qualified Stock Options; provided, however, that the price of such Purchase Shares may not be less than the closing price of the Common Stock as reported by the New York Stock Exchange on the date such shares of Purchase Stock are offered.

6.    Limitations and Conditions

        (a)   The number of Shares available for Grants under this Plan shall be 12,000,000 Shares of the authorized Common Stock as of the effective date of the Plan. The number of Shares subject to Option Grants under this Plan to any one Participant shall not be more than 3,000,000 Shares. Unless restricted by applicable law, Shares related to Grants that are forfeited, terminated, cancelled or expire unexercised, shall immediately become available for new Grants.

        (b)   No Grants shall be granted under the Plan beyond ten years after the effective date of the Plan, but the terms of Grants granted on or before the expiration of the Plan may extend beyond such expiration. At the time a Grant is granted or amended or the terms or conditions of a Grant are changed, the Committee may provide for limitations or conditions on such Grant or purchase consistent with the terms of the Management Stockholders' Agreement.

        (c)   Nothing contained herein shall affect the right of the Corporation to terminate any Participant's employment at any time or for any reason.

        (d)   Other than as specifically provided with regard to the death of a Participant, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void. No such benefit shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Participant.

        (e)   Participants shall not be, and shall not have any of the rights or privileges of, stockholders of the Corporation in respect of any Shares purchasable in connection with any Grant unless and until certificates representing any such Shares have been issued by the Corporation to such Participants.

        (f)    No election as to benefits or exercise of Options or other rights may be made during a Participant's lifetime by anyone other than the Participant except by a legal representative appointed for or by the Participant.

        (g)   Absent express provisions to the contrary, any Grant under this Plan shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Corporation or its Subsidiaries and shall not affect any benefits under any other benefit plan of any kind now or subsequently in effect under which the availability or amount of benefits is related to level of compensation. This Plan is not a "Retirement Plan" or "Welfare Plan" under the Employee Retirement Income Security Act of 1974, as amended.

        (h)   Unless the Committee determines otherwise, no benefit or promise under the Plan shall be secured by any specific assets of the Corporation or any of its Subsidiaries, nor shall any assets of the Corporation or any of its Subsidiaries be designated as attributable or allocated to the satisfaction of the Corporation's obligations under the Plan.

7.    Transfers and Leaves of Absence

        For purposes of the Plan, unless the Committee determines otherwise: (a) a transfer of a Participant's employment without an intervening period of separation among the Corporation and any Subsidiary shall not be deemed a termination of employment, and (b) a Participant who is granted in writing a leave of absence shall be deemed to have remained in the employ of the Corporation during such leave of absence.

8.    Adjustments

        In the event of any change in the outstanding Common Stock by reason of a stock split, spin-off, stock dividend, stock combination or reclassification, recapitalization or merger, change of control, or similar event, the Committee may adjust appropriately the number of Shares subject to the Plan and available for or covered by Grants and exercise prices related to outstanding Grants and make such other revisions to outstanding Grants as it deems are equitably required.

9.    Merger, Consolidation, Exchange, Acquisition, Liquidation or Dissolution

        In its absolute discretion, and on such terms and conditions as it deems appropriate, coincident with or after the Grant of any Option, the Committee may provide that such Option cannot be exercised after the merger or consolidation of the Corporation into another corporation, the exchange of all or substantially all of the assets of the Corporation for the securities of another corporation, the acquisition by another corporation of 80% or more of the Corporation's then outstanding shares of voting stock or the recapitalization, reclassification, liquidation or dissolution of the Corporation (a "Transaction"), and if the Committee so provides, it shall, on such terms and conditions as it deems appropriate, also provide, either by the terms of such Option or by a resolution adopted prior to the occurrence of such Transaction, that, for some reasonable period of time prior to such Transaction, such Option shall be exercisable as to all shares subject thereto, notwithstanding anything to the contrary herein (but subject to the provisions of Paragraph 6(b)) and that, upon the occurrence of such event, such Option shall terminate and be of no further force or effect; provided, however, that the Committee may also provide, in its absolute discretion, that even if the Option shall remain exercisable after any such event, from and after such event, any such Option shall be exercisable only for the kind and amount of securities and/or other property, or the cash equivalent thereof, receivable as a result of such event by the holder of a number of shares of stock for which such Option could have been exercised immediately prior to such event.

10.    Amendment and Termination

        The Committee shall have the authority to make such amendments to any terms and conditions applicable to outstanding Grants as are consistent with this Plan provided that, except for adjustments under Paragraph 8 or 9 hereof, no such action shall modify such Grant in a manner adverse to the Participant without the Participant's consent except as such modification is provided for or contemplated in the terms of the Grant.

        The Board of Directors may amend, suspend or terminate the Plan except that no such action, other than an action under Paragraph 8 or 9 hereof, may be taken which would, without stockholder approval, increase the aggregate number of Shares subject to Grants under the Plan, decrease the exercise price of outstanding Options, change the requirements relating to the Committee or extend the term of the Plan.

        Without limiting the generality of the foregoing, the Plan shall not be materially amended without stockholder approval.

11.    Foreign Options and Rights

        The Committee may make Grants to Employees who are subject to the laws of nations other than the United States, which Grants may have terms and conditions that differ from the terms thereof as provided elsewhere in the Plan for the purpose of complying with foreign laws.

12.    Withholding Taxes

        The Corporation shall have the right to deduct from any cash payment made under the Plan any federal, state or local income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of the Corporation to deliver shares upon the exercise of an Option that the Participant pay to the Corporation such amount as may be requested by the Corporation for the purpose of satisfying any liability for such withholding taxes. Any Grant Agreement may provide that the Participant may elect, in accordance with any conditions set forth in such Grant Agreement, to pay a portion or all of such withholding taxes in shares of Common Stock.

13.    Effective Date and Termination Dates

        The Plan shall be effective on and as of the date of its approval by the stockholders of the Corporation and shall terminate ten years later, subject to earlier termination by the Board of Directors pursuant to Paragraph 10.

CORPORATION

                      Notice of Annual Meeting
                      and
                      Proxy Statement

                      Annual Meeting of Stockholders, May 24, 2006

                      IMPORTANT: Your proxy is enclosed. Please fill in, date, sign and return your proxy promptly in the enclosed stamped envelope whether or not you plan to be present at the meeting. You may still vote in person if you attend the meeting.

002CS-10993

Amphenol

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

This Proxy when properly executed will be voted in the manner directed herein. If no direction is made this Proxy will be voted FOR the election of the Nominee Directors, FOR Proposal 2 and FOR Proposal 3.

A
Election of Directors

The Board of Directors recommends a vote FOR the listed nominees.

1.
Election of two Directors for terms to expire at the 2009 Annual Meeting.

	For	Withhold
01 - Edward B. Jepsen	☐	☐
02 - John R. Lord	☐	☐
B
Issues

The Board of Directors recommends a vote FOR the following proposals.

		For	Against	Abstain
2.	Ratification of Deloitte & Touche LLP as independent public accountants of the Company.	☐	☐	☐
3.	Ratification and approval of the Third Amended 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries	☐	☐	☐
C
Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box	Date (mm/dd/yyyy)

Proxy—Amphenol Corporation

The undersigned, revoking previous proxies as relating to these shares, hereby acknowledges receipt of the Notice of 2006 Annual Meeting and Proxy Statement dated April 24, 2006 in connection with the Annual Meeting to be held at 11:00 a.m. on May 24, 2006 at the Corporate Headquarters of the Company, 358 Hall Avenue, Wallingford, Connecticut 06492 and hereby appoints Martin H. Loeffler and Diana G. Reardon, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Class A Common Stock of AMPHENOL CORPORATION registered in the name provided herein which the undersigned is entitled to vote at the 2006 Annual Meeting of Stockholders, and at any adjournment and adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy Statement.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes.

QuickLinks

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS TIME 11:00 a.m., Wednesday, May 24, 2006 PLACE Corporate Headquarters 358 Hall Avenue Wallingford, CT 06492 AGENDA
PROXY STATEMENT
RECORD DATE
PROXIES
PRINCIPAL STOCKHOLDERS OF AMPHENOL
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL 1. ELECTION OF DIRECTORS
NOMINEE DIRECTORS FOR ELECTION IN 2006
DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 2007
DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 2008
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD
REPORT OF THE AUDIT COMMITTEE
PROPOSAL 2. SELECTION OF INDEPENDENT ACCOUNTANTS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION AND OTHER MATTERS
COMPARISON OF TOTAL DAILY COMPOUNDED RETURN AMONG AMPHENOL CORPORATION, S&P 500 INDEX AND PEER GROUP COMPOSITE
Cumulative Total Return Annually: 12/31/00 to 12/31/05
PROPOSAL 3. RATIFY AND APPROVE THE THIRD AMENDED 2000 STOCK PURCHASE AND OPTION PLAN FOR KEY EMPLOYEES OF AMPHENOL AND SUBSIDIARIES
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCKHOLDER PROPOSALS
GENERAL AND OTHER MATTERS
ANNEX A
AMPHENOL CORPORATION AUDIT COMMITTEE CHARTER
ANNEX B
THE THIRD AMENDED 2000 STOCK PURCHASE AND OPTION PLAN FOR KEY EMPLOYEES OF AMPHENOL AND SUBSIDIARIES